Exhibit 1

Exhibit 1                ï,§    Stock Listing Information Bolsa de Valores de Colombia S.A. (Colombian Stock Exchange) Ticker: CLH    ï,§ Investor Relations Pablo Gutiérrez +57 (1) 603-9051 E-mail: pabloantonio.gutierrez@cemex.com

FORWARD LOOKING INFORMATION & OTHER DISCLAIMERS Except as the context otherwise may require, references in this report to “CLH,” “we,” “us” or “our” refer to CEMEX Latam Holdings, S.A. and its consolidated entities. The information contained in this report contains forward-looking statements within the meaning of securities laws. We intend these forward-looking statements to be covered by any applicable safe harbor provisions for forward-looking statements within the meaning of securities laws. These forward-looking statements and information are necessarily subject to risks, uncertainties, and assumptions, including but not limited to statements related to CLH’s plans, objectives, expectations (financial or otherwise), and typically can be identified by the use of words such as “will”, “may,” “assume,” “might,” “should,” “could,” “continue,” “would,” “can,” “consider,” “anticipate,” “estimate,” “expect,” “envision,” “plan,” “believe,” “foresee,” “predict,” “potential,” “target,” “strategy,” “intend,” “aimed”, and similar terms. Although CLH believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially from historical results or results anticipated by forward-looking statements due to various factors. These forward-looking statements reflect, as of the date on which such forward-looking statements are made, our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events, unless otherwise indicated. These statements necessarily involve risks, uncertainties and assumptions that could cause actual results to differ materially from historical results or those anticipated in this report. Among others, such risks, uncertainties, and assumptions include those discussed in CLH’s most recent annual report and those detailed from time to time in CLH’s other filings with the Colombian Securities Exchange, which factors are incorporated herein by reference, including, but not limited to: the impact of pandemics, epidemics or outbreaks of infectious diseases and the response of governments and other third parties, including with respect to the novel strain of the coronavirus identified in China in late 2019 and its variants (“COVID-19”), which have affected and may continue to adversely affect, among other matters, the ability of our operating facilities to operate at full or any capacity, supply chains, international operations, availability of liquidity, investor confidence and consumer spending, as well as the availability of, and demand for, our products and services; the cyclical activity of the construction sector; our exposure to other sectors that impact our and our clients’ businesses, such as, but not limited to, the energy sector; availability of raw materials and related fluctuating prices; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; our ability to secure and permit aggregates reserves in strategically located areas; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in our effective tax rate; competition in the markets in which we offer our products and services; general political, social, health, economic and business conditions in the markets in which we operate or that affect our operations and any significant economic, health, political or social developments in those markets, as well as any inherent risks to international operations; the regulatory environment, including environmental, energy, tax, labor, antitrust, and acquisition-related rules and regulations; our ability to satisfy our obligations under our material debt agreements and CEMEX, S.A.B. de C.V.’s (“CEMEX”), the ultimate parent company of the major shareholder of CLH, ability to satisfy CEMEX’s obligations under its material debt agreements, the indentures that govern CEMEX’s outstanding notes, and other debt instruments and financial obligations, including CEMEX’s subordinated notes with no fixed maturity and other financial obligations; the availability of short-term credit lines or working capital facilities, which can assist us in connection with market cycles; the impact of CEMEX’s below investment grade debt rating on our cost of capital and on the cost of the products and services we purchase; loss of reputation of our brands; our ability to consummate asset sales, fully integrate newly acquired businesses, achieve cost-savings from our cost-reduction initiatives, implement our pricing initiatives for our products and CEMEX’s ability to generally meet its “Operation Resilience” strategy’s goals; the increasing reliance on information technology infrastructure for our sales, invoicing, procurement, financial statements and other processes that can adversely affect our sales and operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; changes in the economy that affect the demand for consumer goods, consequently affecting demand for our products and services; weather conditions, including but not limited to, excessive rain and snow, and disasters such as earthquakes and floods; trade barriers, including tariffs or import taxes and changes in existing trade policies or changes to, or withdrawals from, free trade agreements; availability and cost of trucks, railcars, barges and ships, as well as their licensed operators, for transport of our materials; labor shortages and constraints; terrorist and organized criminal activities as well as geopolitical events, such as war and armed conflicts, including the current war between Russia and Ukraine; declarations of insolvency or bankruptcy, or becoming subject to similar proceedings; and, natural disasters and other unforeseen events (including global health hazards such as COVID-19). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from historical results, performance or achievements and/or results, performance or achievements expressly or implicitly anticipated by the forward-looking statements, or otherwise could have an impact on us or our consolidated entities. Any or all of CLH’s forward-looking statements may turn out to be inaccurate and the factors identified above are not exhaustive. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. These factors may be revised or supplemented, but CLH is not under, and expressly disclaims, any obligation to update or correct the information contained in this report or any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise. Readers should review future reports filed by us with the Colombian Securities Exchange. This report also includes statistical data regarding the production, distribution, marketing and sale of cement, ready mix concrete, clinker, aggregates and Urbanization Solutions. Unless the context indicates otherwise, all references to pricing initiatives, price increases or decreases, refer to CLH’s prices for CLH’s products. We generated some of this data internally, and some was obtained from independent industry publications and reports that we believe to be reliable sources. We have not independently verified this data nor sought the consent of any organizations to refer to their reports in this report. UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS, BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS, AS APPLICABLE Copyright CEMEX Latam Holdings, S.A. and its subsidiaries.

OPERATING AND FINANCIAL HIGHLIGHTS

	January - December				Fourth Quarter			
	2022	2021	% var	l-t-l % var	2022	2021	% var	l-t-l % var
Consolidated cement volume[1]	5,667	5,539	2%		1,425	1,388	3%	
Consolidated domestic gray cement volume[1]	4,831	4,880	(1%)		1,219	1,224	(0%)	
Consolidated ready-mix volume[1]	1,980	1,750	13%		504	473	7%	
Consolidated aggregates volume[1]	4,258	3,713	15%		1,093	1,042	5%	
Net sales[1]	811	781	4%	11%	191	195	(2%)	10%
Gross profit[1]	264	303	(13%)	(7%)	60	71	(15%)	(5%)
as % of net sales	32.6%	38.8%	(6.2pp)		31.3%	36.4%	(5.1pp)	
Operating earnings (loss) before other expenses, net[1]	73	97	(25%)	(20%)	15	18	(20%)	(9%)
as % of net sales	9.0%	12.4%	(3.4pp)		7.6%	9.4%	(1.8pp)	
Controlling interest net income (loss)	-136	-23	(486%)		-115	-17	(570%)	
Operating EBITDA[1]	131	167	(21%)	(16%)	26	36	(26%)	(17%)
as % of net sales	16.2%	21.3%	(5.1pp)		13.7%	18.2%	(4.5pp)	
Free cash flow after maintenance capital expenditures	-43	73	n/a		-10	-18	47%	
Free cash flow	-83	61	n/a		-26	-23	(14%)	
Net debt[1]	349	587	(41%)		349	587	(41%)	
Total debt[1]	360	600	(40%)		360	600	(40%)	
Earnings (loss) of continued operations per share	(0.20)	0.02	n/a		(0.20)	0.03	n/a	
Shares outstanding at end of period	560	560	(0%)		560	560	(0%)	
Employees	4,019	4,169	(4%)		4,019	4,169	(4%)	

Cement and aggregates volumes in thousands of metric tons. Ready-mix volumes in thousands of cubic meters.
In millions of US dollars, except volumes, percentages, employees, and per-share amounts.
Shares outstanding are presented in millions.
1. This information does not include discontinued operations. Please see page 14 on this report for additional information.

Consolidated net sales during the fourth quarter of 2022 increased by 10% on a like to like basis for the ongoing operations and for foreign exchange fluctuations, compared with those of the fourth quarter of 2021. Higher prices and increased ready-mix volumes were the main drivers of the improvement.

Cost of sales as a percentage of net sales increased by 5.0pp, from 63.6% in 4Q21 to 68.7% in 4Q22. The increase was primarily due to higher variable costs, mainly in kiln fuel.

Operating expenses as a percentage of net sales declined by 3.3pp during the quarter, from 27.0% in 4Q21 to 23.7% in 4Q22.

Operating EBITDA during the fourth quarter of 2022 declined by 17% on a like-to-like basis, compared with that of the fourth quarter of 2021. The decline was mainly due to higher costs, despite higher sales.

Operating EBITDA margin during the fourth quarter of 2022 declined by 4.5pp compared with that of the fourth quarter of 2021.

Controlling interest net loss during the fourth quarter was US$115 million, compared with a loss of US$17 million during the same quarter of 2021. During the fourth quarter of 2022, the other expenses, net, line includes a negative impact of US$125 million related to a non-cash impairment of goodwill in Panama.

2022 Fourth Quarter Results Page 3

OPERATING RESULTS

Colombia

	January - December				Fourth Quarter			
	2022	2021	% var	l-t-l % var	2022	2021	% var	l-t-l % var
Net sales	429	437	(2%)	11%	99	108	(9%)	12%
Operating EBITDA	61	86	(29%)	(21%)	13	18	(27%)	(10%)
Operating EBITDA margin	14.3%	19.8%	(5.5pp)		13.5%	16.8%	(3.3pp)	

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-Mix		Aggregates	
	January - December	Fourth Quarter	January - December	Fourth Quarter	January - December	Fourth Quarter
Volume	(1%)	2%	14%	5%	16%	3%
Price (USD)	(4%)	(10%)	(8%)	(13%)	(4%)	(3%)
Price (local currency)	8%	11%	4%	7%	8%	19%

Year-over-year percentage variation.

In Colombia our domestic gray cement prices in local-currency terms improved by 11%, and our volumes increased by 2%, during the fourth quarter on a year-over-year basis.

In January 2023 we announced a price increase in the mid-teen percentage area, applicable to all customer segments in our cement business, as part of our efforts to close the gap with the significant input-cost inflation we have experienced.

In the ready-mix business, our prices and volumes improved by 7% and 5%, respectively, during the fourth quarter on a year over year basis. Our volume growth during the quarter and the full year was supported by increased market demand in the formal sector, and the recent investments to increase our ready-mix footprint.

Panama

	January - December				Fourth Quarter			
	2022	2021	% var	l-t-l % var	2022	2021	% var	l-t-l % var
Net sales	149	121	23%	23%	37	31	19%	19%
Operating EBITDA	28	31	(10%)	(10%)	5	6	(12%)	(12%)
Operating EBITDA margin	18.9%	26.0%	(7.1pp)		13.6%	18.3%	(4.7pp)	

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-Mix		Aggregates	
	January - December	Fourth Quarter	January - December	Fourth Quarter	January - December	Fourth Quarter
Volume	7%	5%	44%	74%	20%	31%
Price (USD)	(4%)	(3%)	4%	10%	18%	27%
Price (local currency)	(4%)	(3%)	4%	10%	18%	27%

Year-over-year percentage variation.

In Panama, our volumes for domestic gray cement and ready-mix increased by 5% and 74%, respectively, during the fourth quarter on a year-over-year basis. Volume growth was driven mainly by increased activity in the infrastructure sector, largely due to work related to the 3rd line of the Metro.

Despite the improvement, domestic industry volumes in 2022 were still below those of 2019.

2022 Fourth Quarter Results Page 4

OPERATING RESULTS

Rest of CLH

	January - December				Fourth Quarter			
	2022	2021	% var	l-t-l % var	2022	2021	% var	l-t-l % var
Net sales	243	245	(1%)	0%	57	59	(4%)	(3%)
Operating EBITDA	75	87	(14%)	(13%)	15	21	(27%)	(26%)
Operating EBITDA margin	30.9%	35.4%	(4.5pp)		27.0%	35.7%	(8.7pp)	

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-Mix		Aggregates	
	January - December	Fourth Quarter	January - December	Fourth Quarter	January - December	Fourth Quarter
Volume	(2%)	(7%)	(35%)	(38%)	(24%)	(14%)
Price (USD)	5%	5%	(14%)	(16%)	(31%)	(37%)
Price (local currency)	6%	6%	(14%)	(15%)	(30%)	(36%)

Year-over-year percentage variation.

In the Rest of CLH region, our domestic gray cement volumes declined by 7% during the fourth quarter on a year-over-year basis.

In Guatemala, our cement volumes declined by 4% during the fourth quarter on a year-over-year basis. Our cement volumes declined due to a slowdown in the construction sector and challenging competitive dynamics.

In Nicaragua, our cement volumes declined by 12% during the fourth quarter on a year-over-year basis. The decline was largely attributable to reduced activity in the construction sector and heavy rains.

2022 Fourth Quarter Results Page 5

.OPERATING EBITDA, FREE CASH FLOW AND DEBT RELATED INFORMATION    Operating EBITDA and free cash flow    Operating EBITDA and free cash flow      Fourth Quarter 2021                % var 2022 Operating earnings before other expenses, net                73 +â– Depreciation and operating amortization                5997                (25%) 70IS 1218                (20%) 17 Operating EBITDA                131 -Net financial expense                41 -Capital expenditures for maintenance                38 -Change in working Capital                21 -Taxes paid                29 -Other cash items (Net)                13 -Free cash flow discontinued operations                32167                [21%) 42 32 10 (12) 136                (26%) ID 17 9 5 4 9 Free cash flow after maintenance capital exp                (43)—Strategic capital expenditures                4073                n/a 12(10) 16(13)                47% 4 Free Cash Flow                (83)61                n/a(26)(23)                 (14%)    Free cash flow was negative US$83 million during the full year 2022. The decline on a year-over-year basis was mainly due to lower EBITDA, higher CAPEX, working capital investment and taxes, as well as a negative effect in FCF from discontinued operations. CLH received an approximate total consideration of US$325 million related to the divestment of its aggregate majority ownership of Costa Rica and El Salvador, during the third quarter of 2022. The proceeds of the divestments are not shown in the free cash flow lines.                 Information on Debt Fourth QuarterThird Quarter 20222021% var2022Currency denomination Total debt 1,2360600323U.S. dollar89%87% Short term12%11%65%Colombian peso11%13% Long term88%89%35%Interest rate Cash and cash equivalents1114(21%)12Fixed81% Net debt349537(41%)316Variable19%     Net debt declined by 41%, or by US$238 million, from December 2021 to December 2022. The proceeds from the divestment of Costa Rica and El Salvador received during 3Q22 were mainly used to reduce debt.

GUIDANCE 2023

Guidance Full Year 2023[2]

	Year 2023 vs. 2022		
	Colombia	Panama	CLH[1]
Cement volume	Flat	Flat	Flat
Ready-mix volume	High single digit increase	More than 25% increase	Mid-teens increase

	Year 2023
Total CAPEX	$105
Maintenance	$45
Strategic	$60
Cash taxes	$50

In millions of US dollars, except percentages.

1. This information does not include discontinued operations. Please see page 14 on this report for additional information.

[2] Reflects current expectations

2022 Fourth Quarter Results Page 7

OPERATING RESULTS    Income statement & balance sheet CEMEX Latam Holdings, S.A. and Subsidiaries in thousands of U.S. Dollars, except per share amounts         January—DecemberFourth Quarter INCOME STATEMENT20222021% var1-1-1 % var2D222021% var1-1-1 % var Net sales810,656781,1834%11%191,466195,202(2%)10% Cost of sales(546,627)(478,305)(14%)(131,468)(124,223)(6%) Gross profit254,029302,878(13%)17%)59,99870,979(15%)(5%) Operating expenses(191,243)(206,005)7%(45,384)(52,671)14% Operating earnings (loss) before other expenses, net72,78696,873(25%)(20%)14,61418,308(20%)(9%) Other expenses, net(135,905)(21,397)(535%)(125,620)(14,374)(774%) Operating earnings (loss)(63,119)75,476n/a(111,006)3,934n/a Financial expenses(41,409)(41,657)1%(8,834)(10,157)13% Other income (expenses), net23,972(937)n/a21,7533,271565% Net income (loss) before income taxes(80,556)32,882n/a(98,087) (16,459)(2,952)                13223%) Income tax(34,522)(23,905)(44%) 18,961n/a Profit (loss) of continuing operations(115,078)8,977n/a(114,546)16,009n/a Discontinued operations(20,909)(32,203)35%(1,145)(33,291)97% Consolidated net income (loss)(135,987)(23,226)(485%)(115,691)(17,232)(569%) Non-controlling interest net loss603478%38269452% Controlling Interest Net Income (loss)(135,927)(23,192)(486%)(115,309)(17,213)(570%) Operating EBITDA131,324166,747(21%)(16%)26,30235,553(26%)(17%) Earnings (loss) of continued operations per share(0.20) (0.04)0,02n/a(0.20) (0.00)0.03n/a Earnings (loss) of discontinued operations per share (0.06)35% (0.06)97%    as of December 31 BALANCE SHEET20222021% var Total Assets1,834,8782,389,066(23%) Cash and Temporary Investments10,75813,621(21%) Trade Accounts Receivables42,10944,953(6%) Other Receivables19,28437,863(49%) Inventories106,01269,70952% Assets Held for Sale1,623338,049(100%) Other Current Assets6,6699,988(33%) Current Assets186,455514,183(64%) Fixed Assets828,679894,434(7%) Other Assets819,744980,449(16%) Total Liabilities791,6991,127,832(30%) Liabilities directly related to assets held for sale36,670(100%) Other Current Liabilities251,359281,756(11%) Current Liabilities251,359318,426(21%) Long-Term Liabilities501,406758,194(34%) Other Liabilities38,93451,212(24%) Consolidated Stockholders’ Equity1,043,1791,261,234(17%) Non controlling Interest2,3215,326(56%) Stockholders’ Equity Attributable to Controlling Interest1,040,8581,255,908(17%)

OPERATING RESULTS    Income statement & balance sheet CEMEX Latam Holdings, S.A. and Subsidiaries in millions of Colombian Pesos in nominal terms, except per share amounts        January—December iourth Quarter INCOME STATEMENT20222021% var2D222021% var Net sales3,466,8442,954,92817%921,532766,27120% Cost of sales(2,337,701)(1,809,254)(29%)(632,763)(487,641)(30%) Gross- profit1,129,1431,145,674(1%)288,774278,6304% Operating expenses(817,868)(779,238)(5%)(218,436)(206,761)(6%) Operating earnings (loss) before other expenses, net311,275366,436(15%)70,33871,869(2%) Other expenses, net(581,210)(80,938)(618%)(604,613)(56,426)(972%) Operating earnings (loss)(269,935)285,498n/a(534,275)15,443n/a Financial expenses(177,088)(157,574)(12%)(42,520)(39,872)(7%) Other income (expenses), net102,518(3,545)n/a104,69812,842715% Net income (loss) before income taxes(344,504)124,379n/a(472,097)(11,537)[3974%) Income tax(147,638)(90,424)(63%)(79,216)74,430n/a Profit (loss) of continuing operations(492,142)33,955i/a(551,313)62,843i/a Discontinued operations(89,419)(121,811)27%(5,511)(130,686)96% Consolidated net income (loss)(581,561)(87,856)(562%)(556,824)(67,843)(721%) Non-controlling interest net loss257127102%1,839273574% Controlling Interest Net Income (loss)(581,304)(87,729)(563%)(554,985)(67,570)(721%) Operating EBITDA561,618630,742(11%)126,595139,565(9%) Earnings (loss) of continued operations per share(879)61n/a(985)112n/a Earnings (loss) of discontinued operations per share(160)(218)[Z?%](10)(234)96%    a:i of December 31 BALANCE SHEET20222021% var Total Assets8,826,1319,511,254(7%) Cash and Temporary Investments51,74854,226(5%) Trade Accounts Receivables202,553178,96413% Other Receivables92,760150,739(38%) Inventories509,939277,52184% Assets Held for Sale7,8071,345,827(99%) Other Current Assets32,07939,769(19%) Current Assets896,8862,047,047(56%) Fixed Assets3,986,1123,560,88212% Other Assets3,943,1333,903,3251% Total Liabilities3,808,2324,490,078(15%) Liabilities directly related to assets held for sale0145,988(100%) Other Current Liabilities1,209,0881,121,7138% Current Liabilities1,209,0881,267,701(5%) Long-Term Liabilities2,411,8643,018,493(20%) Other Liabilities187,280203,884(8%) Consolidated Stockholders’ Equity5,017,8995,021,176(0%) Non-controlling Interest 11,16421,205(47%) Stockholders’ Equity Attributable to Controlling Interest5,006,7344,999,9710%

OPERATING RESULTS

CEMEX LatAm Holdings

Operating Summary per Country

in thousands of U.S. dollars
Operating EBITDA margin as a percentage of net sales

	January - December				Fourth Quarter			
	2022	2021	% var	l-t-l % var	2022	2021	% var	l-t-l % var
NET SALES								
Colombia	429,446	436,733	(2%)	11%	98,631	108,243	(9%)	12%
Panama	149,005	121,261	23%	23%	36,671	30,878	19%	19%
Rest of CLH	242,768	245,308	(1%)	0%	56,778	59,344	(4%)	(3%)
Others and intercompany eliminations	(10,563)	(22,118)	52%	52%	(615)	(3,264)	81%	81%
TOTAL	**810,656**	**781,183**	**4%**	**11%**	**191,466**	**195,202**	**(2%)**	**10%**
GROSS PROFIT								
Colombia	128,275	158,690	(19%)	(9%)	29,674	36,828	(19%)	(1%)
Panama	38,123	37,683	1%	1%	7,677	7,992	(4%)	(4%)
Rest of CLH	99,699	108,885	(8%)	(7%)	22,357	26,622	(16%)	(15%)
Others and intercompany eliminations	(2,069)	(2,379)	13%	13%	290	(463)	N/A	N/A
TOTAL	**264,029**	**302,878**	**(13%)**	**(7%)**	**59,998**	**70,979**	**(15%)**	**(5%)**
OPERATING EARNINGS BEFORE OTHER EXPENSES, NET								
Colombia	37,692	60,834	(38%)	(31%)	8,179	12,107	(32%)	(17%)
Panama	11,570	15,003	(23%)	(23%)	866	1,608	(46%)	(46%)
Rest of CLH	66,970	79,535	(16%)	(15%)	13,556	18,902	(28%)	(27%)
Others and intercompany eliminations	(43,446)	(58,499)	26%	26%	(7,987)	(14,309)	44%	44%
TOTAL	**72,786**	**96,873**	**(25%)**	**(20%)**	**14,614**	**18,308**	**(20%)**	**(9%)**
OPERATING EBITDA								
Colombia	61,210	86,411	(29%)	(21%)	13,324	18,164	(27%)	(10%)
Panama	28,196	31,491	(10%)	(10%)	5,005	5,659	(12%)	(12%)
Rest of CLH	74,988	86,729	(14%)	(13%)	15,352	21,171	(27%)	(26%)
Others and intercompany eliminations	(33,070)	(37,884)	13%	13%	(7,379)	(9,441)	22%	22%
TOTAL	**131,324**	**166,747**	**(21%)**	**(16%)**	**26,302**	**35,553**	**(26%)**	**(17%)**
OPERATING EBITDA MARGIN								
Colombia	14.3%	19.8%	(5.5pp)		13.5%	16.8%	(3.3pp)	
Panama	18.9%	26.0%	(7.1pp)		13.6%	18.3%	(4.7pp)	
Rest of CLH	30.9%	35.4%	(4.5pp)		27.0%	35.7%	(8.6pp)	
TOTAL	**16.2%**	**21.3%**	**(5.1pp)**		**13.7%**	**18.2%**	**(4.5pp)**	

2022 Fourth Quarter Results

Page 10

OPERATING RESULTS         Volume Summary Consolidated volume summary Cement and aggregates in thousands of metric tons Ready mix in thousands of cubic meters    January ZOZZ- December 2021% var1 2022Fourth Quarter 2021% var Total cement volume125,6675,5392%1,4251,3883% Total domestic gray cement volume24r8314,880(1%)1,2191,224(0%) Total ready-mix volume2lr9801,75013%5044737% Total aggregates volume24r2583,71315%1,0931,0425% 1.Con soli dated cement volume includes domestic and export volume of gray cement, white cement, special cement, mortar and clinker. 2.This information does not include discontinued operations. Please see page 14 on this report for additional information.    Per-country volume summary    January—DecemberFourth QuarterFourth Quarter 2022 ZOZZ vs. Z0Z1ZOZZ vs. Z0Z1â–     „. Third Quarter 2022 DOMESTIC GRAY CEMENT Colombia Panama Rest of CLH(i%) 7% (2%)2% 5% (7%)0% (7%) (5%) READY-MIX Colombia Panama Rest of CLH14% 44% (35%)5% 74% (38%)(4%) 3% (18%) AGGREGATES Colombia Panama Rest of CLH16% 20% (24%)3% 31% (14%)(0%) 1% 34%

OPERATING RESULTS

Price Summary

Variation in U.S. dollars

	January - December 2022 vs. 2021	Fourth Quarter 2022 vs. 2021	Fourth Quarter 2022 vs. Third Quarter 2022
DOMESTIC GRAY CEMENT			
Colombia	(4%)	(10%)	(9%)
Panama	(4%)	(3%)	(1%)
Rest of CLH	5%	5%	(0%)
READY-MIX			
Colombia	(8%)	(13%)	(7%)
Panama	4%	10%	2%
Rest of CLH	(14%)	(16%)	(1%)
AGGREGATES			
Colombia	(4%)	(3%)	(6%)
Panama	18%	27%	(2%)
Rest of CLH	(31%)	(37%)	3%

Variation in local currency

	January - December 2022 vs. 2021	Fourth Quarter 2022 vs. 2021	Fourth Quarter 2022 vs. Third Quarter 2022
DOMESTIC GRAY CEMENT			
Colombia	8%	11%	(1%)
Panama	(4%)	(3%)	(1%)
Rest of CLH	6%	6%	0%
READY-MIX			
Colombia	4%	7%	1%
Panama	4%	10%	2%
Rest of CLH	(14%)	(15%)	0%
AGGREGATES			
Colombia	8%	19%	2%
Panama	18%	27%	(2%)
Rest of CLH	(30%)	(36%)	3%

2022 Fourth Quarter Results Page 12

DEFINITIONS OF TERMS AND DISCLOSURES     Methodology for translation and presentation of results Under IFRS, CLH reports its consolidated results in its functional currency, which is the US Dollar, by translating the financial statements of foreign subsidiaries using the corresponding exchange rate at the reporting date for the balance sheet and the corresponding exchange rates at the end of each month for the income statement. For the reader’s convenience, Colombian peso amounts for the consolidated entity are calculated by converting the US dollar amounts using the closing COP/US$ exchange rate at the reporting date for balance sheet purposes, and the average COP/US$ exchange rate for the corresponding period for income statement purposes. The exchange rates are provided below.    Per-country/region selected financial information of the income statement is presented before corporate charges and royalties which are included under “other and intercompany eliminations.” Consolidated financial information When reference is made to consolidated financial information means the financial information of CLH together with its consolidated subsidiaries. Presentation of financial and operating information Individual information is provided for Colombia and Panama. Countries in the Rest of CLH include Nicaragua and Guatemala. Exchange rates     January - DecemberJanuary -DecemberFourth Quarter                 | 2022 EoP2021 EoP2D22 average2D21 average2D22 average2D21 average    1 Colombian peso4,810.203,981.164,276.593,782.634,813.043,925.53 Panama 3d 3Gd1.001.001.001.001.00LOG Costa Rica colon601.99645.25650.15625.65609.06639.76 Euro0.930.880.930.850.970.87 Amounts provided in units of local currency per US dollar.

DEFINITIONS OF TERMS AND DISCLOSURES

Discontinued operations

On August 31, 2022, through certain subsidiaries, CLH concluded the sale of its operations in Costa Rica and El Salvador with affiliates of Cementos Progreso Holdings, S.L. for a total final consideration of US$325 million related to CLH aggregate majority ownership. The sale was announced on December 29, 2021. The assets for divestment consisted of one cement plant, one grinding station, seven ready-mix plants, one aggregates quarry, as well as one distribution center in Costa Rica and one distribution center in El Salvador. As of December 31, 2021, the assets and liabilities associated with these operations were presented in the Statement of Financial Position within the line items of "Assets held for sale" and "Liabilities directly related to assets held for sale", respectively. CLH's operations of these assets from January 1 to August 31, 2022, and for the year ended December 31, 2021, are reported in the income statements, net of income tax, in the single line item "Discontinued operations".

The following table presents condensed combined information of the Income Statements of CLH's discontinued operations, previously mentioned, in Costa Rica and El Salvador for the period from January 1 to August 31, 2022, and the year ended December 31, 2021:

INCOME STATEMENT

(Millions of U.S. dollars)	12M22	12M21
Sales	91.3	139.5
Cost of sales, operating expenses, and other expenses[1]	(82.0)	(217.1)
Interest expense, net, and others[2]	29.0	(0.1)
Currency translation effects reclassified from equity[3]	(33.0)	-
Profit before income tax	5.3	(77.7)
Income tax[4]	(26.2)	45.9
Net loss from discontinued operations	(20.9)	(31.7)
Net loss non-controlling interest	-	(0.5)
Net loss controlling interest	**(20.9)**	**(32.2)**

1. In 2021, includes impairment losses of goodwill of $107.6 million.

2. In 2022, includes gain on sale of subsidiaries of $28.1 million.

3. Refers to the reclassification to the income statement of the conversion loss that had been accumulated in the associated capital.

4. In 2022, includes a withholding tax expense for cash transfers and dividends of $22.6 million. In 2021, includes the write-off of a deferred tax liability of $79.5 million.

Assets held for sale and related liabilities.

As of December 31, 2021, the following table presents condensed combined information of the Statement of Financial Position for the assets held for sale in Costa Rica and El Salvador, as mentioned above:

(Millions of U.S. dollars)	4Q21
Current assets	26.2
Property, machinery and equipment, net	44.6
Goodwill and other non-current assets	263.8
Total assets of the disposal group	334.6
Current liabilities	27.7
Non-current liabilities	8.9
Total liabilities directly related to disposal group	36.6
Total net assets of disposal group	298.0

Additional information

On August 31, 2022, CEMEX successfully completed the divestment previously announced on December 29, 2021, of all the shares that CLH, together with its subsidiary CORPORACIÓN CEMENTERA LATINOAMERICANA, S.L.U., and its indirect subsidiary CEMEX Colombia S.A. owned, respectively, in CEMEX El Salvador S.A. of C.V. and in CEMEX (Costa Rica), S.A., to affiliates of Cementos Progreso Holdings, S.L. The divested assets consisted of one (1) fully integrated cement plant, one (1) grinding station, seven (7) ready-mix plants, one (1) aggregate quarry and one (1) distribution center in Costa Rica, as well as one (1) distribution center in El Salvador. The transaction closed for a total consideration of US$325 million related to the aggregate majority ownership. This transaction represents the permanent departure of CEMEX, S.A.B. of C.V.'s ("CEMEX") business group, parent company of CLH, from both countries.

Additionally, CLH informs that, in line with CEMEX's strategy, it will seek to continue taking steps to achieve the objectives under the previously announced "Operation Resilience" program of optimizing and rebalancing the asset base in its portfolio. This may imply the evaluation of strategic investments or divestments seeking to rationalize and rebalance its asset portfolio.

Regarding divestments, CLH continues to actively evaluate other divestment opportunities, which may be larger than those already concluded in Costa Rica and El Salvador. Regarding investments, CLH continues to evaluate and implement strategic investment projects in its portfolio, such as the Maceo Project in Colombia, aiming to strengthen or improve its asset base in the region.

2022 Fourth Quarter Results Page 14

DEFINITIONS OF TERMS AND DISCLOSURES     Relevant accounting effects included in the reported financial statements    In the financial statements of the fourth quarter of 2022, approved by its Board of Directors, CEMEX Latam Holdings S.A. recognized a non-cash impairment charge in the statement of operations of $124.9 million dollars, within the line-item other expenses, net. The impairment charge refers entirely to goodwill related to CLH’s operating segment in Panama, which reduces the line of Goodwill and other intangible assets. The aforementioned non-cash impairment charge in Panama, country that was adjusted by impairment previously in September 2020 considering the negative effects of the COVID-19 Pandemic, and the most affected operation of the company in its operating results as a result of such pandemic, was mainly related to the decrease in the valuation of the operating segment as a result of the increase in the discount rates due to the global high inflationary environment and the increase in interest rates. This non-cash charge did not impact CLH’s liquidity, Operating EBITDA, and cash taxes payable, nevertheless decreased its total assets and equity and increased net losses in the quarter.

DEFINITIONS OF TERMS AND DISCLOSURES     Definition of terms    Free cash flow equals operating EBITDA minus net interest expense, maintenance, and strategic capital expenditures, change in working capital, taxes paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation). Maintenance capital expenditures are investments incurred for the purpose of ensuring CLH’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or internal policies. Net debt equals total debt minus cash and cash equivalents.    Operating EBITDA equals operating earnings before other expenses, net, plus depreciation and operating amortization. pp equals percentage points. EoP equals End of Period. Strategic capital expenditures are investments incurred with the purpose of increasing CLH’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs. Working capital equals operating accounts receivable (including other current assets received as payment in kind) plus historical inventories minus operating payables.